UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 11, 2007, the issuer’s wholly owned subsidiary, Alphatec Spine, Inc. (“Alphatec Spine”), and Stout Medical Group LP (“Stout”) entered into an Exclusive License Agreement (the “License Agreement”) that provides Alphatec Spine with an exclusive worldwide license to develop and commercialize Stout’s vertebroplasty technology system and implant called the “V-Stent”. The V-Stent is an expandable titanium cage that can be implanted minimally invasively into a vertebral body to treat compression fractures of the vertebral body.

The financial terms of the License Agreement include: (1) an up-front license fee payment to be made by Alphatec Spine to Stout upon Stout’s delivery of certain deliverables related to the prototype of the V-Stent; (2) design, regulatory and sales milestone payments that could begin to be achieved and paid by Alphatec Spine to Stout in 2008; and (3) a royalty payment based on net sales of the V-Stent product with minimum annual royalties beginning in 2009.

The License Agreement expires in 2027. Alphatec Spine has the right to terminate the License Agreement for convenience upon 90 days prior written notice to Stout. Each party has the right to terminate the License Agreement for a material uncured breach by the other party.

A copy of the License Agreement referenced in this Item 1.01 will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2007 and this description is subject in all respects to the actual terms of the License Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated September 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: September 12, 2007

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President, Compliance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 12, 2007